                                 [LETTERHEAD]

May 13, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re:   LLANY Separate Account R for Flexible Premium
      Variable Life Insurance  (the "Account")
      Lincoln Life & Annuity Company of New York
      Post-Effective Amendment Number 4, File No. 333-46113

Commissioners:

This opinion is furnished in connection with the filing of the Registration Statement on Form S-6 by Lincoln Life & Annuity Company of New York under the Securities Act of 1993. The prospectus included in said Registration Statement describes flexible premium variable universal life insurance policies (the "Policies"). The forms of Policies were prepared under my direction.

In my opinion, the illustrations of benefits under the Policies included in the Section entitled "Illustrations" in the prospectus, based on assumptions stated in illustrations, are consistent with the provisions of the forms of the Policies. The ages selected in the illustrations are representative of the manner in which the Policies operate.

I hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to me under the heading "Experts" in the Prospectus.

Very truly yours,

/s/ Vaughn W. Robbins

Vaughn W. Robbins, FSA, MAAA